As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333-123136

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI TOKYO FINANCIAL GROUP

(Exact name of Registrant as specified in its charter)

MITSUBISHI TOKYO FINANCIAL GROUP, INC.

(Translation of Registrant’s name into English)

Japan	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6326

Japan

+81-3-3240-8111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Attention:  Robert E. Hand, Esq.

General Counsel and Director of Public Affairs, Legal and Compliance Office for the Americas

The Bank of Tokyo-Mitsubishi, Ltd., Headquarters for the Americas

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mark S. Bergman, Esq.

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Building, 2nd Floor

2-2 Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share			Proposed maximum aggregate offering price			Amount of registration fee(5)
Common stock, no par value(1)	650,000 shares	(2)	US$	8,784	(3)	US$	5,709,778,599	(2)(3)	US$	672,041	(2)(3)
Class 11 preferred shares, no par value	8 shares	(2)	US$	9,505	(4)	US$	76,038	(2)(4)	US$	9	(2)(4)

(1)	American depositary receipts evidencing American depositary shares issuable upon deposit of the shares of common stock registered under this registration statement are registered under a separate registration statement on Form F-6 (Registration No. 333-13338).
(2)	Represents the maximum number of shares of common stock and preferred stock, respectively, that the registrant expects to issue to UFJ Holdings shareholders resident in the United States in connection with the merger described in this registration statement. The shares to be issued in connection with the merger outside the United States are not registered under this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the average of the high and low trading prices of UFJ Holdings common stock on the Tokyo Stock Exchange on February 25, 2005 after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date.
(4)	The class 11 preferred shares are being offered in exchange for UFJ Holdings class VI preferred shares previously sold in transactions exempt from registration under the Securities Act. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act, based on the liquidation preference of the class VI preferred shares after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on February 25, 2005.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Articles 254 and 280 of the Commercial Code of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between Mitsubishi Tokyo Financial Group, Inc. (“MTFG” or the “Registrant”) and its directors and corporate auditors. Section 10, which consists of Article 643 to 656, when so applied to the directors and corporate auditors, among other things, provides in effect that:

(1)	any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him, he may demand reimbursement therefor together with interest thereon from the company;

(3)	if a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 279-2 of the Commercial Code, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligations was or is not necessary for the performance of the corporate auditor’s duties.

MTFG has indemnification arrangements with all directors and corporate auditors. Such arrangements cover certain liabilities and litigation expenses, including liabilities under U.S. securities laws, arising from actions taken by such persons in their capacity as directors and corporate auditors, except to the extent that any such liability resulted from gross negligence or willful misconduct of the directors or corporate auditors.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS

2.1	Integration Agreement, dated February 18, 2005, and the Amendment thereto, dated April 20, 2005 (English translation) (included in the prospectus as Annex A)

2.2	Merger Agreement, dated April 20, 2005 (English translation) (included in the prospectus as Annex B)

3.1	Articles of Incorporation of MTFG, as amended and restated on June 29, 2004 (English translation)(3)

3.2	Corporation Meetings Regulations of MTFG, as amended on April 1, 2004 (English translation)(3)

3.3	Board of Directors Regulations of MTFG, as amended on July 29, 2004 (English translation)(3)

3.4	Share Handling Regulations of MTFG, as amended and restated on June 29, 2004 (English translation)(3)

3.5	Form of Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc. (included in the prospectus as Annex B) (English translation)

3.6	Form of Corporation Meetings Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(1)

3.7	Form of Board of Directors Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(1)

3.8	Form of Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(1)

4.1	Form of MTFG share certificates (English translation)(3)

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS

4.2	Form of American Depositary Receipt(4)

4.3	Form of Deposit Agreement, as amended and restated as of December 22, 2004, among MTFG, The Bank of New York and the holders from time to time of American Depositary Receipts issued thereunder(4)

4.4	Form of Mitsubishi UFJ Financial Group, Inc. share certificates (English translation)(1)

5.1	Opinion of Mori Hamada & Matsumoto regarding the validity of the securities being registered(1)

8.1	Opinion of Mori Hamada & Matsumoto regarding certain Japanese tax aspects of the merger (included in Exhibit 5.1)(1)

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain U.S. tax aspects of the merger

10.1	Basic Agreement of Recapitalization, dated as of September 10, 2004, among MTFG, UFJ Holdings, Inc. and UFJ Bank Limited (English translation)(1)

21.1	Subsidiaries of MTFG (included on page 120 of the prospectus)

23.1	Consent of Deloitte Touche Tohmatsu(1)

23.2	Consent of ChuoAoyama PricewaterhouseCoopers(1)

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)(1)

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.2)

99.1	Form of Convocation Notice of UFJ Holdings, Inc. (English translation)(1)

99.2	Form of Mail-in Voting Card of UFJ Holdings, Inc. (English translation)(1)

99.3	Consents of J.P. Morgan Securities Asia Pte. Limited(1)

99.4	Consents of Merrill Lynch Japan Securities Co., Ltd.(1)

(1)	Previously filed.
(2)	To be filed by amendment.
(3)	Incorporated by reference from MTFG’s Annual Report on Form 20-F filed on September 28, 2004.
(4)	Incorporated by reference from the Registration Statement on Form F-6 (Reg. No. 333-13338) filed on April 2, 2001.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, Mitsubishi Tokyo Financial Group, Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo and Country of Japan, on May 20, 2005.

MITSUBISHI TOKYO FINANCIAL GROUP, INC.

By:	/s/ HAJIME SUGIZAKI
Name: Hajime Sugizaki Title: Senior Managing Director and Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Haruya Uehara	Director, Chairman and co-Chief Executive Officer (principal executive officer)	May 20, 2005

* Nobuo Kuroyanagi	Director, President and Chief Executive Officer (principal executive officer)	May 20, 2005

* Tatsunori Imagawa	Director, Deputy President and Chief Planning Officer	May 20, 2005

* Asataro Miyake	Senior Managing Director and Chief Risk Management Officer	May 20, 2005

/S/ HAJIME SUGIZAKI Hajime Sugizaki	Senior Managing Director and Chief Financial Officer (principal financial and accounting officer)	May 20, 2005

* Shigemitsu Miki	Director	May 20, 2005

* Akio Utsumi	Director	May 20, 2005

* Tetsuo Iwata	Director	May 20, 2005

* Kinya Okauchi	Director	May 20, 2005

* Ryotaro Kaneko	Director	May 20, 2005

* Takuma Otoshi	Director	May 20, 2005

Authorized United States Representative:

The Bank of Tokyo-Mitsubishi, Ltd.

Headquarters for the Americas

By:	*
Name: Robert E. Hand Title: General Counsel and Director of Public Affairs, Legal and Compliance Office for the Americas

Date: May 20, 2005

*By:	/s/ HAJIME SUGIZAKI
Name: Hajime Sugizaki Title: Attorney-in-fact

Date: May 20, 2005